Exhibit 4.2     Aviva Executive Long Term Incentive plan rules

AVIVA plc

RULES OF THE AVIVA LONG TERM INCENTIVE PLAN 2005

Shareholders’ Approval:	26 April 2005
Directors’ Adoption (subject to shareholders’ approval):	1 March 2005 (Main rules and Schedules 1, 2 and 3)
Expiry Date:	25 April 2010
Including amendments to October 2006 Including amendments to July 2008 Including amendments to February 2009 Including amendments to March 2010

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref J Cooper/N Keuning-Price

Table of Contents

Contents		Page

1	Granting Awards	303

2	Awards	304

3	Individual limits	304

4	Vesting of Awards	305

5	Consequences of Vesting	305

6	Leaving the Group before Vesting	306

7	Variations in share capital, demergers and special distributions	306

8	Takeovers and restructurings	307

9	Exchange of Awards	308

10	General	308

11	Changing the Plan and termination	310

12	Definitions	311

Schedule 1 Options		312

Schedule 2 Australia		313

Schedule 3 United States of America		314

Schedule 4 France		315

Schedule 5 Sri Lanka		316

Schedule 6 Canada		317

Schedule 7 Combined Awards		318

Rules of the Aviva Long Term Incentive Plan 2005

1	Granting Awards
1.1	Grantor

The Grantor of an Award must be:

1.1.1	the Company;
1.1.2	any Subsidiary; or
1.1.3	a trustee of any trust set up for the benefit of the employees of the Company and/or any Subsidiary.

Any Awards granted under the Plan must be approved in advance by the Directors.

1.2	Eligibility

The Grantor may grant an Award to any employee (including an executive director who devotes substantially the whole of his working time to his duties) of the Company or any Subsidiary. However, unless the Directors consider that special circumstances exist, an Award may not be granted to an employee who on the Award Date:

1.2.1	has given or received notice of termination of employment, whether or not such termination is lawful; or
1.2.2	if this is lawful, is within six months of his anticipated retirement date[1].
1.3	Timing of Award

Awards may not be granted at any time after the Expiry Date and Awards may only be granted within 42 days starting on any of the following:

1.3.1	the date of shareholder approval;
1.3.2	the day after the announcement of the Company’s results through a regulatory information service for any period;
1.3.3	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards;
1.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or
1.3.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.
1.4	Performance Conditions

When granting an Award, the Grantor must make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Company. A Performance Condition must be objective and specified at the Award Date and may provide that an Award will lapse if a Performance Condition is not satisfied. The Grantor, with the consent of the Directors, may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate.

1.5	Other conditions

The Grantor may impose other conditions when granting an Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. The Grantor, with the consent of the Directors, may waive or change a condition in accordance with its terms or in any way they see fit. Notwithstanding anything else in the Plan, an Award will only Vest to the extent that any condition is satisfied or waived.

1.6	Award certificates

Each Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award Date. The certificate may be the deed referred to in rule 2.1 (Terms of Awards) or any other document, including a statement, and may be sent electronically. If any certificate is lost or damaged the Company may replace it on such terms as it decides.

1.7	No payment

A Participant is not required to pay for the grant of any Award.

1.8	Disclaimer of Award

Any Participant may disclaim all or part of his Award within 30 days after the Award Date by notice in writing to any person nominated by the Grantor. If this happens, the Award will be deemed never to have been granted under the

______________

1	This rule 1.2.2 is void under the Employment Equality (Age) Regulations 2006 and will not be applied.

Plan. A Participant is not required to pay for the disclaimer. No cash consideration would be paid by the Company in this event.

1.9	Administrative errors

If the Grantor tries to grant an Award which is inconsistent with rule 3 (Individual limits) or rule 11.1 (Plan limits) the Directors have discretion to decide whether the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

2	Awards
2.1	Terms of Awards

Awards are subject to the rules of the Plan, any Performance Condition and any other condition imposed under rule 1.5 (Other conditions) and must be granted by deed. The terms of the Award, as determined by the Grantor, and approved by the Directors, must be specified in the deed and must include:

2.1.1	the number or value of Shares subject to the Award;
2.1.2	any Performance Condition;
2.1.3	any other condition specified under rule 1.5 (Other conditions);
2.1.4	the expected date of Vesting, unless specified in a Performance Condition;
2.1.5	whether the Participant is entitled to receive any cash or shares under rule 5.3 (Dividend equivalent); and
2.1.6	the Award Date.
2.2	Rights

Subject to rule 5.3 (Dividend equivalent), a Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award except as set out in rule 5.2 (Rights attaching to Shares).

2.3	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it, if he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 2.3 does not apply to:

2.3.1	the transmission of an Award on the death of a Participant to his personal representatives; or
2.3.2	the assignment of an Award, with the prior consent of the Directors, subject to any terms and conditions the Directors impose.
2.4	Reduction or cancellation of Awards

The Directors may decide that an Award which has not Vested will lapse wholly or in part if they consider that:

2.4.1	the participant or his team has, in the opinion of the Directors, engaged in misconduct which ought to result in the complete or partial lapse of his Award; and/or
2.4.2	there is a materially adverse misstatement of the Company financial statements.
3	Individual limits
3.1	Salary limit for Awards

An Award must not be granted to an employee if it would cause the market value of Shares subject to Awards, valued on the relevant Award Date, granted to him in respect of the same financial year under the Plan, to exceed the following limit.

The limit is 200% of the annual rate of his total basic salary at a date determined by the Directors from Members of the Group. “Basic salary” means gross salary before adjustment to take account of any flexible benefits and excludes bonuses and benefits in kind.

3.2	“Market value”

In rule 3.1 (Salary limit for Awards), market value means:

3.2.1

where Shares of the same class are admitted to the Official List of the UK Listing Authority and traded on the London Stock Exchange: the average of the middle market quotations for a Share (taken from the Daily Official List of the London Stock Exchange) for any three consecutive Business Days in the thirty day period immediately preceding the Award Date; or

3.2.2

where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the value of a Share over which the Award is granted, as determined by the Directors having regard to the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992.

3.3	Currency conversion

Remuneration payable in a currency other than Sterling will be converted into Sterling in such manner as the Directors decide.

4	Vesting of Awards
4.1	Determination of Performance Condition

As soon as reasonably practicable after the end of the Performance Period, the Directors will determine whether and to what extent the Performance Condition has been satisfied and how many Shares Vest for each Award.

4.2	Timing of Vesting

Subject to rule 1.5 (Other conditions), rule 6 (Leaving the Group before Vesting) and rule 8 (Takeovers and restructurings), an Award Vests, to the extent determined under rule 4.1 (Determination of Performance Condition), on the latest of:

4.2.1	the date on which the Directors make their determination under rule 4.1;
4.2.2	the third anniversary of the Award Date; and
4.2.3	if relevant, a date determined by the Directors which is on or after the first date on which Vesting is not prohibited by any Dealing Restriction.
4.3	Lapse

To the extent any Performance Condition or other condition is not satisfied the Award lapses. If an Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

5	Consequences of Vesting
5.1	Acquiring Shares

Within 30 days of Vesting of an Award, the Grantor will arrange (subject to rule 5.5 (Withholding)) for the transfer (including a transfer out of treasury) or issue to or to the order of the Participant of the number of Shares in respect of which the Award has Vested.

5.2	Rights attaching to Shares
5.2.1

Shares issued on the Vesting of an Award will rank equally in all respects with Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

5.2.2

Where Shares are transferred on the Vesting of an Award, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

5.3	Dividend equivalent

Awards will not include any rights in respect of dividends on the Shares comprised in the Award before Vesting, unless the Grantor, in its discretion, decides otherwise at the Award Date. The Grantor may, when granting an Award, determine that the Award will include the right to receive cash or Shares in respect of dividends, on such basis as the Grantor may, in its discretion, determine.

The Grantor will exercise the discretions in this rule 5.3 subject to the consent of the Directors. Any rights of Participants under this rule 5.3 will be settled as soon as practicable after Vesting.

5.4	Cash alternative

The Grantor, subject to the approval of the Directors, may decide to satisfy an Award by paying an equivalent amount in cash (subject to rule 5.5 (Withholding)).

5.5	Withholding

The Company, Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares on behalf of a Participant.

6	Leaving the Group before Vesting
6.1	General rule on leaving employment

6.1.1

Unless rule 6.2 (Leaving in exceptional circumstances) applies, an Award which has not Vested will lapse on the date the Participant ceases to be an employee or director of a Member of the Group. However, this rule 6.1.1 will not apply where the Vesting of the Award is delayed due to the operation of rule 4.2.3, unless the Participant ceases to be an employee or director for reasons involving misconduct.

6.1.2

For the purposes of rule 6 (Leaving the Group before Vesting), a Participant will not be treated as ceasing to be an employee or director of a Member of the Group until he ceases to be an employee or director of all Members of the Group or if he recommences employment with or becomes a director of a Member of the Group within 14 days or such other period and on such basis as the Directors, in their discretion, approve.

6.2	Leaving in exceptional circumstances
6.2.1

If a Participant ceases to be an employee or director of any Member of the Group for any of the reasons set out below, then his Awards will Vest as described in rule 6.3 (Vesting) and lapse as to the balance. The reasons are:

(i)	retirement with the agreement of the Company;
(ii)	ill-health, injury or disability, as established to the satisfaction of the Company;
(iii)	the Participant’s employing company ceasing to be under the Control of the Company;
(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group;
(v)	redundancy, only in circumstances which give rise to a redundancy payment;
(vi)	death;
(vii)	any other reason, if the Directors so decide in any particular case.
6.2.2

The Directors must exercise any discretion provided for in rule 6.2.1 within 30 days after cessation of the relevant Participant’s employment or office and the Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 30 day period.

6.3	Vesting

Where rule 6.2 (Leaving in exceptional circumstances) applies, the Award does not lapse and will Vest in accordance with the provisions of rule 4 (Vesting of Awards).

Unless the Directors decide otherwise, the number of Shares in respect of which the Award will Vest will be reduced pro rata to reflect the number of days from the start of the Performance Period until the cessation of the Participant’s office or employment as a proportion of the number of days of the Performance Period.

7	Variations in share capital, demergers and special distributions
7.1	Adjustment of Awards

If there is:

7.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or
7.1.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or
7.1.3	a special dividend or distribution;

the Directors may adjust the number or class of Shares or securities comprised in an Award.

7.2	Notice

The Company may notify Participants of any adjustment made under this rule 7.

8	Takeovers and restructurings
8.1	Takeover
8.1.1	Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, Awards will be exchanged under rule 9 (Exchange of Awards) if:
(i)	an offer to exchange Awards is made and accepted by a Participant; or
(ii)	the Directors, with the consent of the Acquiring Company, decide before a person obtains Control that the Awards will be automatically exchanged.
8.1.2	To the extent that an Award is not exchanged under rule 9 (Exchange of Awards), it will Vest on the date the person obtains Control, but only to the following extent (and lapses as to the balance):
(i)

that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date the person obtains Control; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date the person obtains Control as a proportion of the number of days of the Performance Period.
8.2	Scheme of arrangement
8.2.1

When under Section 425 of the Companies Act 1985 a court sanctions a compromise or arrangement in connection with the acquisition of Shares, Awards will be exchanged under rule 9 (Exchange of Awards) if:

(i)	an offer to exchange Awards is made and accepted by a Participant; or
(ii)	the Directors, with the consent of the Acquiring Company, decide before court sanction that the Awards will be automatically exchanged.
8.2.2	To the extent an Award is not exchanged under rule 9 (Exchange of Awards), it Vests on the date of the court sanction, but only to the following extent (and lapses as to the balance):
(i)

that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date of court sanction; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date of court sanction as a proportion of the number of days of the Performance Period.
8.2.3	This rule also applies where there is an equivalent procedure to Section 425 of the Companies Act 1985 under local legislation.
8.3	Demerger or other corporate event
8.3.1

If the Directors become aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rule 8.1 (Takeover), or 8.2 (Scheme of arrangement) which, in the opinion of the Directors would affect the current or future value of any Award, the Directors may allow an Award to Vest but only to the extent determined under rule 8.3.2 and subject to any other conditions the Directors may decide to impose. The Award lapses as to the balance.

8.3.2	An Award Vests under rule 8.3.1 to the following extent:
(i)

that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date determined by the Directors; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date determined by the Directors as a proportion of the number of days of the Performance Period.
8.3.3	The Company will notify any Participant who is affected by the Directors exercising their discretion under this rule.
8.4	Directors

In this rule, “Directors” means those people who were members of the remuneration committee of the Company immediately before the change of Control.

8.5	Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer he would:

8.5.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Directors); or
8.5.2

become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on Vesting because of the security laws or exchange control laws of the country to which he is transferred;

then if the Participant continues to hold an office or employment with a Member of the Group, the Directors may decide that the Awards will Vest, to the extent they permit, on a date they choose before or after the transfer takes effect. The Directors will decide whether any balance of the Award will lapse.

9	Exchange of Awards
9.1	Exchange

Where an Award is to be exchanged under rule 8 (Takeovers and restructurings), the exchange will take place as soon as practicable after the relevant event.

9.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

9.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;
9.2.2	must be equivalent to the existing Award, subject to rule 9.2.4;
9.2.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 9.2.4, Vests in the same manner and at the same time;
9.2.4	must either:
(i)	be subject to a performance condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or
(ii)

not be subject to any performance condition, but be in respect of the number of shares which is equivalent to the number of Shares determined in accordance with rule 8.1.2 or 8.2.2 (as relevant), in which case the existing Award lapses as to the balance;

9.2.5

is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 9.2.1.

10	General
10.1	Plan limits
10.1.1	Meaning of allocate

For the purposes of this rule 10 shares are “allocated” if they have been issued or may be issued for the purposes of satisfying an Award or other right to acquire Shares.

10.1.2	10% in 10 years limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

10.1.3	5% in 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary employee share plan operated by the Company.

10.1.4	Exclusions

Where the right to acquire Shares is surrendered or lapses, the Shares concerned are ignored when calculating the limits in this rule 10.

10.2	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

10.3	Documents sent to shareholders

The Company may, at its discretion, send to Participants copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

10.4	Costs

The Company may ask a Participant's employer to bear the costs in respect of an Award to that Participant.

10.5	Regulations

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

10.6	Terms of employment
10.6.1	For the purposes of this rule, “Employee” means any person who is or will be eligible to be a Participant or any other person.
10.6.2	This rule applies:
(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;
(ii)	during an Employee's employment or employment relationship; and

(iii)	after the termination of an Employee's employment or employment relationship, whether the termination is lawful or unlawful.
10.6.3

Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

10.6.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.
10.6.5

No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

10.6.6

Without prejudice to an Employee's right in respect of an Award subject to and in accordance with the express terms of the Plan and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

10.6.7	No Employee has any right to compensation for any loss in relation to the Plan, including:
(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);
(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;
(iii)	the operation, suspension, termination or amendment of the Plan.
10.6.8

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of its rules, including in particular this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

10.6.9

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10.6.10

Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

10.7	Employee trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

10.8	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to any Member of the Group, trustee or third party service provider for all purposes relating to the operation of the Plan. These include, but are not limited to:

10.8.1	administering and maintaining Participant records;
10.8.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
10.8.3	providing information to future purchasers of the company or the business in which the Participant works;
10.8.4

transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

10.9	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

10.10	Articles of association

Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force.

10.11	Listing

If and so long as the Shares are listed and traded on the Official List of the UK Listing Authority and trades on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as possible.

10.12	Notices
10.12.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:
(i)	delivered or sent by post to him at his home address according to the records of his employing company; or
(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

10.12.2

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

10.12.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

11	Changing the Plan and termination
11.1	Directors' powers

Except as described in the rest of this rule 11, the Directors may at any time change the Plan in any way.

11.2	Shareholder approval
11.2.1

Except as described in rule 11.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to the following;

(i)	the persons to or for whom Shares may be provided under the Plan;
(ii)	the limitations on the number of Shares which may be issued under the Plan;
(iii)	the individual limit for each Participant under the Plan;
(iv)	any rights attaching to the Awards and the Shares;
(v)	the rights of a Participant in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;
(vi)	the terms of this rule 11.2.1.
11.2.2	The Directors can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:
(i)	to benefit the administration of the Plan;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation;
(iii)	to take account of any changes to legislation; or
(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.
11.3	Notice

The Directors may give written notice of any changes made to any Participant affected.

11.4	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

12	Definitions
12.1	Meaning of words used

In these rules:

"Acquiring Company” means a person who obtains Control of the Company;

“Award” means a conditional right to acquire Shares granted under the Plan;

"Award Date" means the date which the Directors set for the grant of an Award;

"Business Day" means a day on which the London Stock Exchange (or, if relevant and if the Directors determine, any stock exchange nominated by the Directors on which the Shares are traded) is open for the transaction of business;

“Company” means Aviva plc;

"Control" has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1985;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Governmental directive or by the Model Code, or any code adopted by the Company to comply with share dealing regulations;

“Directors” means, subject to rule 8.4 (Directors), the board of directors of the Company or a duly authorised committee;

“Expiry Date” means the 5th anniversary of shareholder approval of the Plan;

“Grantor” means the entity which is granting Awards under the Plan;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company; and
(ii)	its Subsidiaries from time to time;
(iii)	and any other Company which is associated with the Company and is so designated by the Directors;

“Participant” means a person holding an Award or his personal representatives;

"Performance Condition" means any performance condition imposed under rule 1.4 (Performance Condition);

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

“Plan” means these rules known as “the Aviva Long Term Incentive Plan 2005” as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“Vesting” means a Participant becoming entitled to have the Shares transferred to him subject to these rules, and “Vest” and “Vested” are to be construed accordingly.

Schedule 1

Options

Options, rather than Awards, may be granted under this Schedule 1 if it is more appropriate to do so to meet local securities laws, exchange control or tax requirements. The rules of the Aviva Long Term Incentive Plan 2005 will apply to Options granted under this schedule, subject to the following alterations:

1	Definitions

“Award” means an Option any reference to “Award” in the main rules will (where applicable) apply equally to an Option granted under this Schedule;

“Option” means a right to acquire Shares granted under this Plan;

“Option Price” means zero, or the amount payable on the exercise of an Option and specified by the Grantor at the Award Date;

“Vesting” in relation to an Option means an Option becoming exercisable.

2	Granting Options

When granting an Option, the Grantor will specify that the grant is of an Option and the Option Price (if any), in addition to the other requirements set out in rule 2.1 (Terms of Awards).

3	Consequences of Vesting

The following rule replaces rule 5.1 (Acquiring Shares):

3.1	Exercise of Options

A Participant may exercise his Options on any day after Vesting on which no Dealing Restriction applies by giving notice in the prescribed form to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). The Option will lapse three months after Vesting (unless the reason for Vesting is the Participant’s death, in which case the Option will lapse 12 months after Vesting) or, if earlier, on the earliest of:

3.1.1	the date the Participant ceases to be an employee or director of Member of the Group for reasons involving misconduct; or
3.1.2	three months after an event which gives rise to a Vesting under rule 8 (Takeovers and restructurings).

Subject to rule 5.5 (Withholding) the Grantor will arrange for Shares to be transferred (including transferred out of treasury) or issued to or to the order of the Participant within 30 days of the Option Exercise Date, which is the date of receipt of the notice and, where applicable, the Option Price.

4	Cash alternative

For Options, the cash amount under rule 5.4 (Cash alternative) must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price (if any).

5	Adjustment of Options

There is added to the end of rule 7.1 (Adjustment of Awards) that the Directors may adjust, in the case of an Option, the Option Price.

Schedule 2
Australia

The purpose of this Schedule 2 is to make certain variations to the terms of the Plan, in the case of its operation for employees in Australia, to take account of Australian securities laws, exchange control or tax requirements.

The rules of the Aviva Long Term Incentive Plan 2005 and the terms of Schedule 1 (Options) will apply to grants made under this Schedule 2, subject to the following alterations:

1	Granting Options

Options shall be granted under this Schedule 2 on the following basis:

(i)

for the purposes of rule 2.1 (Terms of Awards), the number of Options to be granted shall be equivalent to the number of Shares that would have been awarded had the grant been made as an Award and rule 2.1.1 shall be construed accordingly.

(ii)

each Option will be a right to acquire one Share, and references in the rules to “Option” shall, where the context requires, be deemed to be a reference to all Options granted on the same date. In particular, the provisions of the rules relating to the extent to which an Award or Option Vests (4.1, 6.3, 8.1.2, 8.2.2, 8.3.2 and 8.5) shall be interpreted accordingly, so that the number of Options which Vest is equivalent to the number of Shares which would Vest had the grant been made as an Award, and any Options which do not so Vest shall immediately lapse; and

(iii)	the Option Price per Share will be zero.
2	Dividend equivalent

Any exercise by the Grantor of its discretion under rule 5.3 (Dividend equivalent) shall be made only at the time of Vesting and shall be effected by way of the grant to the Participant of further Options (“Dividend Options”), each with an Option Price per share of zero, equal to the relevant number of additional Shares. Such Dividend Options shall Vest and may be exercised immediately upon grant and any exercise of the original Options to which they relate shall be deemed to be an exercise of the corresponding Dividend Options. Until the exercise of any such discretion to grant Dividend Options, no Participant shall have any right or interest, whether contingent or otherwise, to receive any Award, Option or Dividend Option in respect of any dividends on the Shares comprised in the Options.

3	Leaving the Group before Vesting

The following rule replaces rule 6.3 (Vesting):

3.1	Vesting

Where rule 6.2 (Leaving in exceptional circumstances) applies, the Award does not lapse and will Vest on the cessation of the Participant’s office or employment, but only to the following extent (and lapses as to the balance):

3.1.1

that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the cessation of the Participant’s office or employment; and

3.1.2

unless the Directors decide otherwise, reduced pro rata to reflect the number of days from the start of the Performance Period until the cessation of the Participant’s office or employment as a proportion of the number of days of the Performance Period.

Schedule 3

United States of America

The purpose of this Schedule 3 is to make certain variations to the terms of the Plan, in the case of its operation for employees in the United States of America, to take account of securities laws, exchange control or tax requirements in that country.

The rules of the Aviva Long Term Incentive Plan 2005 and the terms of Schedule 1 (Options) will apply to grants made under this Schedule 3, subject to the following alterations. The Options will be granted as nil cost phantom options (“Phantom Options”) and will constitute a right to receive a cash sum only as set out below. The Phantom Options (and any rights granted pursuant to rule 5.3 (Dividend equivalent)) will be satisfied in cash only, calculated as set out below. The terms of rules 3.1 (Salary limit for Awards) and 5.4 (Cash alternative), and paragraph 4 (Cash alternative) of Schedule 1 (Options) will not apply.

The amount of cash payable on exercise of the Phantom Option (subject to rule 5.5 (Withholding)) will be calculated in accordance with the following formula:

C = MV x N

Where:

C = the cash sum to be transferred;

MV = the market value of a Share, determined as follows:

(i)

where Shares of the same class are admitted to the Official List of the UK Listing Authority and traded on the London Stock Exchange, the middle market quotation for a Share (taken from the Daily Official List of the London Stock Exchange) on the Option Exercise Date (or the next Business Day if the Option Exercise Date is not a Business Day); or

(ii)

where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the value of a Share on the Business Day immediately preceding the Option Exercise Date as determined by the Directors having regard to the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992;

N = the number of Shares comprised in the Phantom Option plus, where rights in respect of dividends are granted under rule 5.3 (Dividend equivalent), any additional number of Shares (as determined under that rule) representing the value of dividends.

Schedule 4
France

The purpose of this schedule is to make certain variations to the terms of the Plan, in the case of its operation for employees in France, to take account of French securities laws, exchange control or tax requirements (which refer to the provisions of Articles 225-197-1 to 225-197-3 of the French Commercial code).

1	Rule 1.1.3 will be deleted
2	The following sentence will be added to rule 1.2 (Eligibility):

“Employees shall not hold 10% of the share capital of the Company and the grant cannot result in employees holding more than 10% of the share capital of the Company”

3	The following sentence will be added to rule 2.1.4:

“The effective date of Vesting shall not in any event be prior to the second anniversary of the Award Date, except for rule 6.4”

4	Rule 2.2 will be amended to read as follows:

“A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Award except as set out in rule 5.2 (Rights attaching to Shares)”.

5	Rule 2.3.2 will be deleted
6	The following sentence will be added to rule 5.1 (Acquiring Shares):

“Shares transferred upon Vesting shall be held for at least a two-year period after transfer to the Participant. Shares will be transferred and held by an account keeper determined by the Grantor during this Holding period, in accordance with the provisions of the Holding Agreement”.

7	Rule 5.3 will be deleted
8	Rule 5.4 will be deleted
9	Rule 5.5 will be supplemented with the following:

“The Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.

The Member of the Group with whom a Participant is or was in employment on the date the Shares are transferred to the Participants will communicate the name of the Participant and the number of Shares being transferred to the social security authorities competent for that Member of the Group, in accordance with the provisions of Article L.242-1 of the French Social Security Code”.

10	Rule 6.2.1 (vi) will be deleted and replaced by rule 6.4 reading as follows:

“If a Participant ceases to be an employee due to death, the heirs of the Participant will be entitled to have the Award settled within 6 months from the death of the Participant. For the purposes of Rule 1.5 all the other conditions shall be deemed satisfied and for the purposes of Rule 4.1 the directors shall determine whether and to what extent the Performance condition has been satisfied as if the Performance period ended upon the death of the Participant. Unless otherwise permitted by French law, the heirs of the Participant will have the obligation to hold the Shares until the end of the Holding Period

11	Rule 8.5 will be deleted
12	Definitions

The following definitions shall be added to the Plan :

“Holding Period” means the two year period following transfer upon vesting

“Holding Agreement” means an agreement between the Participant and the Grantor and an account keeper (teneur de compte) designated by the Grantor, in such form as determined by the Grantor and delivered by a Participant, in which the Participant agrees that the account keeper shall hold the Aviva Shares for a period of no less than two years from the date of their transfer pursuant to Rule 5.1.

Schedule 5
Sri Lanka

The rules of the Aviva Long Term Incentive Plan 2005 apply to Awards granted under this Schedule, subject to the following alteration:

Salary limit for Awards

The second paragraph of Rule 3.1 will be amended to read as follows:

“Awards will be calculated by reference to a Participant’s Total Fixed Cost. However, no Award may exceed the overall limit of 200% of the annual rate of the total basic salary at a date determined by the Directors from Members of the Group.

“Total Fixed Cost” means basic salary, taxable and non-taxable allowances, benefits and other payments made to the Participant as part of his remuneration.

“Basic salary” means gross salary before adjustment to take account of any flexible benefits and excludes bonuses and benefits in kind.”

Schedule 6

Canada

The purpose of the Schedule 6 is to make certain variations of the terms of the Plan in the case of its operation for employees in Canada, to take into account Canadian tax rules. Options pursuant to Schedule 1 are not available to Canadian Participants.

The rules of the Aviva Long Term incentive Plan 2005 will apply to grants made under this Schedule 6, subject to the following.

1	Section 4.2.2 of the Plan shall be replaced with:

“The December 31 of the third calendar year following the year in which the services giving rise to the Award were performed; and”

If, as a result of rule 4.2.3, Vesting has not occurred by the date set out in paragraph 1 of this schedule, Awards will be satisfied in cash on that date in accordance with rule 5.4.

2	Rule 5.1 shall be amended by adding at the end of the rule the words:

“Notwithstanding the foregoing, any transfer made pursuant to this Rule 5.1 shall be effected prior to the December 31 of the third calendar year following the year in which the services giving rise to the Award were performed.”

Schedule 7
Combined Awards

(United Kingdom only)

The Directors may, at the Award Date, designate an Award as part of a Combined Award. Where they do so, the Award will be granted at the same time as an option under Schedule 2 of the Aviva Executive Share Option Plan 2005 (the “Corresponding Option”).

1	Grant of Option as part of a Combined Award
1.1	The Award Date of the Award will be the same as the Date of Grant of the Corresponding Option.
1.2	The Award shall be governed by the rules as modified by this Schedule 7.
1.3	It is a condition of the grant of a Combined Award that the Participant agrees to be bound by the Rules as modified by this Schedule and the terms governing the Corresponding Option.
1.4

Terms used in this Schedule which are defined for the purposes of Schedule 2 of the Aviva Executive Share Option Plan 2005 and are not otherwise defined in these rules, shall have the meaning given to them for the purposes of that Schedule.

2	Vesting and lapse of the Award in connection with the exercise of the Corresponding Option
2.1	This paragraph 2 applies where the Award Vests and the Corresponding Option has been or is to be exercised.
2.2	The Award will lapse in connection with the exercise of the Corresponding Option, with effect from the LTIP Option Exercise Date, as to the number of Shares subject to the Corresponding Option less:
2.2.1	such number of Shares sold (on the LTIP Option Exercise Date) to fund the Option Price and any applicable share dealing costs on the exercise of the Corresponding Option; or
2.2.2

to the extent that the Option Price is not paid by sale of Shares (as described in Schedule 2 of the Aviva Executive Share Option Plan 2005), that number which has a Market Value, on the LTIP Option Exercise Date, equal to the Option Price paid by the Participant himself (rounded up to the nearest whole Share).

2.3	The Shares will be issued or transferred in satisfaction of the Vesting of the Award on the same date as Shares are issued or transferred in satisfaction of the exercise of the Corresponding Option.
3	Dividend Equivalents

If the Participant is entitled to any cash or Shares in respect of dividends on the Shares comprised in the Award before Vesting under rule 5.3, the number of Shares or the amount of cash will be calculated as if the Award had not been a Combined Award.

4

Adjustment of Awards

Without limiting their discretion, the Directors may make a different adjustment to an Award granted under this Schedule under rule 7.1, to take account of the fact that the Corresponding Option cannot be adjusted in the corresponding manner.